Exhibit 10.2

2015 and 2016 Executive Officer Compensation Arrangements

The compensation for the executive officers of Cerus Corporation regarding annual base salaries and target bonus percentages were as follows:

Name	2015 Annual Base Salary (1)	2015 Targeted Bonus (as a % of 2014 Annual Base Salary)	2016 Annual Base Salary (1)	2016 Targeted Bonus (as a % of 2015 Annual Base Salary)
William M. Greenman President and Chief Executive Officer	$560,000	60%	$580,000	60%
Laurence M. Corash, M.D. Senior Vice President, Chief Scientific Officer	$410,000	40%	$414,100	40%
Carol Moore Senior Vice President, Regulatory Affairs, Quality and Clinical	$336,190	40%	$339,552	40%
Chrystal N. Menard Chief Legal Officer and General Counsel	$330,000	40%	$343,200	40%
Kevin D. Green Vice President, Finance and Chief Financial Officer	$340,000	40%	$353,600	40%
Richard J. Benjamin MBChB, PhD, FRCPath Chief Medical Officer	$380,000	40%	$385,700	40%

(1)	Annual base salary was effective March 1.